CONTRACT


     This contract is entered into on this date September 13, 1996 by and between Pamela Lindquist and Almost Country Productions, Inc., a proposed Nevada corporation.

     Pamela Lindquist is involved in country music and has an agent, Albert Embry and a producer Jim Isbell both in Nashville, Tennessee with considerable experience in the music business. The Agent and Producer have expressed an interest in developing Pamela and producing tapes and CD's for Almost Country, Pam's music group. They will promote the same with the objective of using their talent and connections in the business to sell recordings as well as obtain a contract for the group with a record company.

     Pamela agrees to assign a financial interest in the production company that will provide a royalty of $2.00 on each tape and $2.50 on CD's sold from the recordings produced, for a period of two (2) years from the date of this agreement.

     Almost Country Productions, Inc. a proposed Nevada corporation agrees to provide the funds necessary, up to a total of $25,000.00 by offering stock on a 504 underwriting on a best efforts basis. In the even the stock sale is unsuccessful this agreement will become null and void.

     In the initial funding and sale of music is successful the parties will grant to each other a first right of refusal for 60 days after notice to participate in any future projects of Almost Country Productions, Inc.

     This is a preliminary understanding between the parties and will be formalized into a formal agreement at the completion of this project.


                              Signed,

                                    /s/ Pamela Lindquist
                                   ------------------------
                                        Pamela Lindquist


                                    /s/ Marie Lindquist
                                   ------------------------
                                       For Almost Country Productions, Inc.